Exhibit (s)(4)
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.
[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN
CONJUNCTION WITH FUTURE RIGHTS OFFERINGS]
PROSPECTUS SUPPLEMENT
(to Prospectus dated                 , 20 )

  Up to                 Shares of Common Stock
 Issuable Upon Exercise of Rights
to Subscribe for Such Shares
We are issuing [transferable/non-transferable] subscription rights to our stockholders of record as of 5:00 p.m., New York City time, on , entitling the holders thereof to subscribe for an aggregate of shares of our common stock. Record date stockholders will receive one right for each outstanding share of common stock owned on the record date. The rights entitle the holders to purchase one new share of common stock for every rights held. [In addition, record date stockholders who fully exercise their rights will be entitled to subscribe, subject to the limitations described in this prospectus supplement and subject to allotment, for additional shares that remain unsubscribed as a result of any unexercised rights.] [In addition, any non-record date stockholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders, subject to the limitations described in this prospectus supplement and subject to allotment.]
Our common stock is traded on the NASDAQ Global Select Market under the symbol “PNNT”. The last reported closing price for our common stock on             , 20    was $             per share.
The subscription price will be [describe means of computing subscription price]. The offer will expire at 5:00 p.m., New York City time, on , , unless extended as described in this prospectus supplement. We, in our sole discretion, may extend the period for exercising the subscription rights. You will have no right to rescind your subscriptions after receipt of your payment of the estimated subscription price except as described in this prospectus supplement.
PennantPark Investment Corporation, a Maryland corporation, is a closed-end, externally managed, non-diversified investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). Our investment objectives are to generate both current income and capital appreciation through debt and equity investments primarily in U.S. middle-market private companies in the form of senior secured loans, mezzanine debt and equity investments. We are externally managed by PennantPark Investment Advisers, LLC. PennantPark Investment Administration, LLC provides the administrative services necessary for us to operate.
This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our securities. Please read them before you invest and keep them for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission (the “SEC”). This information is available free of charge by contacting us at 590 Madison Avenue, New York, NY 10022 or by telephone at (212) 905-1000 or on our website at www.pennantpark.com. The SEC also maintains a website at www.sec.gov that contains such information free of charge. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement.
Investing in our securities involves a high degree of risk, including the risk of the use of leverage and dilution. Before buying any shares of our common stock, you should read the discussion of the material risks of investing in us in “Risk Factors” beginning on page S-10 of this prospectus supplement and page 8 of the accompanying prospectus.
Neither the SEC nor any state securities commission, nor any other regulatory body, has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(4)
Estimated subscription price(1)(2)	$	$
Estimated sales load(3)	$	$
Proceeds to PennantPark Investment Corporation (before estimated expenses)(1)(3)	$	$
(1)  Estimated on the basis of [describe means of computing subscription price]. See “The Offer-Subscription Price.”
(2)  In connection with this offering, , the dealer manager for this offering, will receive a fee for its financial advisory, marketing and soliciting services equal to % of the subscription price per share for each share issued pursuant to the exercise of rights[, including pursuant to the over-subscription privilege].
(3)  We estimate that we will incur offering expenses of approximately $ connection with this offering. We estimate that net proceeds to us after expenses will be $ assuming all of the rights are exercised at the estimated subscription price.
(4)  Assumes all rights are exercised at the estimated subscription price.
        , 2011

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT

Page
Prospectus Supplement Summary
The Rights Offering
Fees and Expenses
Risk Factors
Forward-Looking Statements
Use of Proceeds
The Offer
Capitalization
Dilution
Price Range of Common Stock
Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Legal Matters

PROSPECTUS

Page
Prospectus Summary
Fees and Expenses
Risk Factors
Forward-Looking Statements
Use of Proceeds
Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Senior Securities
Price Range Of Common Stock
Sales of Common Stock Below Net Asset Value
Distributions
Business
Investment Objectives and Policies
Portfolio Companies
Management
Control Persons and Principal Stockholders
Certain Relationships and Transactions
Determination of Net Asset Value
Dividend Reinvestment Plan
Description of Our Capital Stock
Description of Our Preferred Stock
Description of Our Warrants
Description of Our Subscription Rights
Description of Our Debt Securities
Description of Our Units
Regulation
Brokerage Allocations and Other Practices
Material U.S. Federal Income Tax Considerations
Plan of Distribution
Custodian, Transfer Agent and Trustee
Legal Matters
Independent Registered Public Accounting Firm
Index to Financial Statements

As a result of the terms of this offering, stockholders who do not fully exercise their rights will own, upon completion of this offer, a smaller proportional interest in us than they owned prior to the offering. [In addition, because the subscription price per share will likely be less than the net asset value per share, based on our current market price, the offer will likely result in an immediate dilution of net asset value per share for all of our stockholders.] This offering will also cause dilution in the distributions per share we are able to distribute subsequent to completion of the offering. Such dilution is not currently determinable because it is not known how many shares will be subscribed for, what the net asset value or market price of our common stock will be on the expiration date for the offer or what the subscription price will be. If the subscription price per share is substantially less than the current net asset value per share, such dilution could be substantial. Any such dilution will disproportionately affect non-exercising stockholders. [If the subscription price is less than our net asset value per share, then all stockholders will experience a decrease in the net asset value per share held by them, irrespective of whether they exercise all or any portion of their rights]. [See “Risk Factors-Your economic and voting interest in us, as well as your proportionate interest in our net asset value, may be diluted as a result of this rights offering” and “Dilution” in this prospectus supplement for more information.]

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus when considering whether to purchase any securities offered by this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with additional information, or information different from that contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or additional information, you should not rely on it. We are offering to sell and seeking offers to buy, securities only in jurisdictions where offers are permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or such prospectus. We will update these documents to reflect material changes only as required by law. Our business, financial condition, results of operations and prospects may have changed since then.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Available Information” before investing in our securities.

PROSPECTUS SUPPLEMENT SUMMARY1
     This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. Some of the statements in this prospectus supplement and the accompanying prospectus constitute forward-looking statements, which apply to both us and our consolidated Small Business Investment Company “SBIC” subsidiary and relate to future events, future performance or financial condition. The forward-looking statements involve risks and uncertainties on a consolidated basis and actual results could differ materially from those projected in the forward-looking statements for many reasons, including those factors discussed in “Risk Factors” and elsewhere in this the accompanying prospectus. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus. In this prospectus supplement and the accompanying prospectus, except where the context suggests otherwise, the terms “we,” “us,” “our” , “Company” and “PennantPark Investment” refer to PennantPark Investment Corporation and its consolidated subsidiaries; “SBIC LP” refers to our consolidated subsidiary, PennantPark SBIC LP; “PennantPark Investment Advisers” or the “Investment Adviser” refers to PennantPark Investment Advisers, LLC; and “PennantPark Investment Administration” or the “Administrator” refers to PennantPark Investment Administration, LLC
 General Business of PennantPark Investment Corporation
PennantPark Investment Corporation is a business development company whose objectives are to generate both current income and capital appreciation through debt and equity investments primarily in U.S. middle-market companies in the form of senior secured loans, mezzanine debt and equity investments.
We believe the middle-market offers attractive risk-reward to investors due to the limited amount of capital available for such companies. PennantPark Investment seeks to create a diversified portfolio that includes senior secured loans, mezzanine debt and equity investments by investing approximately $10 million to $50 million of capital, on average, in the securities of middle-market companies. We use the term “middle-market” to refer to companies with annual revenues between $50 million and $1 billion. We expect this investment size to vary proportionately with the size of our capital base. The companies in which we invest are typically highly leveraged, and, in most cases, are not rated by national rating agencies. If such companies were rated, we believe that they would typically receive a rating below investment grade (between BB and CCC under the Standard & Poor's system) from the national rating agencies. In addition, we expect our debt investments to generally range in maturity from three to ten years.
Our investment activity depends on many factors, including the amount of debt and equity capital available to middle-market companies, the level of merger and acquisition activity for such companies, the general economic environment and the competitive environment for the types of investments we make. The turmoil in the credit markets in recent years has adversely affected each of these factors and has resulted in a broad-based reduction in the demand for middle-market debt instruments. These conditions may present us with attractive investment opportunities, as we believe that there are many middle-market companies that need senior secured and mezzanine debt financing. We have used, and expect to continue to use, our credit facility, the Small Business Administration (“SBA”) debentures, proceeds from the rotation of our portfolio and proceeds from public and private offerings of securities to finance our investment objectives.
Organization and Structure of PennantPark Investment Corporation
PennantPark Investment Corporation, a Maryland corporation organized on January 11, 2007, is a closed-end, externally managed, non-diversified investment company that has elected to be treated as a business development company under the 1940 Act. In addition, for tax purposes we have elected to be treated as a regulated investment company (“RIC”), under the Internal Revenue Code of 1986, as amended (the “Code”).
Our wholly owned SBIC subsidiary, PennantPark SBIC LP, was organized as a Delaware limited partnership on May 7, 2010 and received a license from the SBA to operate as an SBIC under Section 301(c) of the Small Business Investment Act of 1958 (the “1958 Act”) on July 30, 2010. Our SBIC's objective is to generate both current income and capital appreciation through debt and equity investments. SBIC LP, generally, invests with us in SBA eligible businesses that meet the investment criteria used by PennantPark Investment.
Our Investment Adviser and Administrator
We utilize the investing experience and contacts of PennantPark Investment Advisers to develop what we believe to be an attractive and diversified portfolio. The senior investment professionals of the Investment Adviser have worked together for many years and average over 20 years of experience in the mezzanine lending, leveraged finance, distressed debt and private equity businesses. In addition, our senior investment professionals have been involved in originating, structuring, negotiating, managing and monitoring investments in each of these businesses across economic and market cycles. We believe this experience and history has resulted in a strong reputation with financial sponsors, management teams, investment bankers, attorneys and accountants, which provides us with access to substantial investment opportunities across the capital markets. Our Investment Adviser has a rigorous investment approach, which is based upon intensive financial analysis with a focus on capital preservation, diversification and active management. Since our inception in 2007, we have raised nearly $ billion in debt and equity capital, and have invested over $ billion in more than companies with different financial sponsors.
Our Administrator has experienced professionals with substantial backgrounds in finance and administration of registered investment companies. In addition to furnishing us with clerical, bookkeeping and record keeping services, the Administrator also oversees our financial records as well as the preparation of our reports to stockholders and reports filed with the SEC and the SBA. The Administrator oversees the determination and publication of our net asset value, oversees the preparation and filing of our tax returns, and monitors the payment of our expenses as well as the performance of administrative and professional services rendered to us by others. Furthermore, our Administrator provides, on our behalf, managerial assistance to those portfolio companies to which we are required to offer such assistance. See “Management,” “Certain Relationships and Transactions-Investment Management Agreement,” and “Risk Factors-Risks Related to our Business and Structure” in the accompanying prospectus for more information.

Market Opportunity
We believe that the limited amount of capital available to the middle-market companies, coupled with the desire of these companies for flexible sources of capital, creates an attractive investment environment for PennantPark Investment. From our perspective, middle market companies have faced difficulty raising debt capital in both the capital markets and private markets. As a result of the difficulties in the credit markets and fewer sources of capital for middle market companies, we see opportunities for improved risk-adjusted returns. Furthermore, we believe with a large pool of uninvested private equity capital seeking debt capital to complete transactions and a substantial supply of refinancing opportunities, there is an opportunity to attain appealing risk-adjusted returns with debt capital investments. See “Business” in the accompanying prospectus for more information.
Competitive Advantages
We believe that we have competitive advantages over other capital providers in middle-market companies such as, a management team with an average of 20 years of experience, a disciplined investment approach with strong value orientation, an ability to source and evaluate transactions through our Investment Adviser's research capability and established network, flexible transaction structuring that allows for us to invest across the capital structure coupled with a longer investment horizon with an attractive publicly traded model. See “Business” in the accompanying prospectus for more information.
Competition
Our primary competitors provide financing to middle-market companies and include other business development companies, commercial and investment banks, commercial finance companies and, to the extent they provide an alternative form of financing, private equity funds. Additionally, alternative investment vehicles, such as hedge funds, frequently invest in middle-market companies. As a result, competition for investment opportunities with middle-market companies can be intense. However, we believe that there has been a reduction in the amount of debt capital available to middle market companies since the downturn in the credit markets, which began in mid-2007. We believe this has resulted in a less competitive environment for making new investments.
Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, we believe some competitors have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a business development company. See “Risk Factors-Risks Relating to our Business and Structure-We operate in a highly competitive market for investment opportunities” in the accompanying prospectus for more information.
Leverage
We maintain a five-year, multi-currency $315.0 million senior secured credit facility (the “credit facility”), which matures on June 25, 2012, and is secured by substantially all of our investment portfolio assets (excluding the assets of SBIC LP) with a group of lenders, under which we had $             million outstanding with a weighted average interest rate at the time of          % and had $             million of unused borrowing capacity, which is subject to maintenance of the applicable total assets to debt ratio of 200%, as of             , 20   . Pricing of borrowings under our credit facility is set at 100 basis points over the London InterBank Offered Rate (“LIBOR”). We believe that our capital resources will provide us with the flexibility to take advantage of market opportunities when they arise. In addition, any future additional debt capital we incur, including refinancing the debt outstanding under our credit facility, to the extent it is available under current credit market conditions, may be issued at a higher cost and on less favorable terms and conditions than our current credit facility. See “Recent Developments” in “Management's Discussion and Analysis of Financial Condition and Results of Operations” of this prospectus supplement for more information.
As of             , 20     , SBIC LP had a debenture commitment from the SBA in the amount of $             million, had $             million outstanding (including $             million of temporary draws) with a weighted average interest rate of         %, exclusive of         % of upfront fees, and had $          million remaining unused borrowing capacity subject to customary regulatory requirements. SBA debentures offer competitive terms such as being non-recourse to us, a 10-year maturity, semi-annual interest payments, not requiring principal payments prior to maturity and may be prepaid at any time without penalty. The SBA debentures are secured by all the investment portfolio assets of SBIC LP and have a superior claim over such assets. See “Regulation” in the accompanying prospectus for more information.
Operating and Regulatory Structure
Our investment activities are managed by PennantPark Investment Advisers and supervised by our board of directors, a majority of whom are independent of PennantPark Investment. Under our investment management agreement (the “Investment Management Agreement”), we have agreed to pay our Investment Adviser an annual base management fee based on our average adjusted gross assets as well as an incentive fee based on our investment performance. See “Business-Investment Management Agreement” in the accompanying prospectus for more information.
We have also entered into an administration agreement (the “Administration Agreement”) with the Administrator. Under our Administration Agreement, we have agreed to reimburse the Administrator for our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under our Administration Agreement, including rent and our allocable portion of the costs of compensation and related expenses of our chief compliance officer, chief financial officer and their respective staffs. See “Business-Investment Management Agreement” in the accompanying prospectus for more information.

As a business development company, we are required to comply with certain regulatory requirements. Also, while we are permitted to finance investments using debt, our ability to use debt is limited in certain significant respects. See “Regulation” in the accompanying prospectus for more information. We have elected to be treated for federal income tax purposes under the Code as a RIC. See “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus for more information.
Our wholly owned subsidiary, SBIC LP, received a license from the SBA to operate as an SBIC under Section 301(c) of the 1958 Act. The SBA regulates SBIC LP's investing activities and periodically examines its operations. We serve as the investment adviser and administrator to SBIC LP. See “Regulation” in the accompanying prospectus for more information.
Use of Proceeds
We may use the net proceeds from selling securities pursuant to this prospectus supplement to reduce our then-outstanding obligations under our credit facility, to invest in new or existing portfolio companies, to capitalize a subsidiary or for other general corporate purposes. See “Use of Proceeds” in this prospectus supplement for information regarding our outstanding borrowings as of            , 20   , the corresponding interest rate charged on such borrowings as of that date and the length of time that it may take us to invest any proceeds in new or existing portfolio companies.
Dividends on Common Stock
We intend to continue to distribute quarterly dividends to our common stockholders. Our quarterly dividends, if any, are determined by our board of directors. See “Distributions” in the accompanying prospectus for more information.
Dividends on Preferred Stock
We may issue preferred stock from time to time, although we have no immediate intention to do so. Any such preferred stock will be a senior security for purposes of the 1940 Act and, accordingly, subject to the leverage test under that Act. If we issue shares of preferred stock, holders of such preferred stock will be entitled to receive cash dividends at an annual rate that will be fixed or will vary for the successive dividend periods for each series. In general, the dividend periods for fixed rate preferred stock can range from weekly to quarterly and is subject to extension. The dividend rate could be variable and determined for each dividend period. See “Risk Factors-Risks Related To Our Business and Structure” in the accompanying prospectus for more information.
Dividend Reinvestment Plan
We have adopted an “opt-out” dividend reinvestment plan that provides for reinvestment of our dividend distributions on behalf of our stockholders unless a stockholder elects to receive cash. As a result, if our board of directors authorizes, and we declare, a cash dividend, then our stockholders who have not 'opted out' of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock rather than receiving the cash dividends. Registered stockholders must notify our transfer agent in writing if they wish to 'opt-out' of the dividend reinvestment plan. See “Dividend Reinvestment Plan” in the accompanying prospectus for more information.

Our Corporate Information

Our administrative and principal executive offices are located at 590 Madison Avenue, 15th Floor, New York, NY 10022. Our common stock is quoted on NASDAQ Global Select Market under the symbol “PNNT”. Our Internet website address is www.pennantpark.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus. We file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov that contains material that we file with the SEC on the EDGAR Database.

Risk Factors

The value of our assets, as well as the market price of our shares, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. See “Risk Factors” beginning on page 8 of the accompanying prospectus, and the other information included in the accompanying prospectus, for additional discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

THE RIGHTS OFFERING

The Offer
We are issuing to stockholders of record, or record date stockholders, on , , or the record date, one [transferable/non-transferable] right for each share of our common stock held on the record date. Each holder of the rights, or rights holder, is entitled to subscribe for one share of our common stock for every rights held [, which we refer to as the primary subscription right]. We will not issue fractional shares of our common stock upon the exercise of rights; accordingly, rights may be exercised only in multiples of .
The rights are transferable and will be listed for trading on the NASDAQ Global Select Market under the symbol “ ” during the course of this offer. See “The Offer.”
Subscription Price
The subscription price per share will be [describe means of computing subscription price]. [Because the subscription price will be determined on the expiration date, rights holders who decide to acquire shares pursuant to the primary subscription right or pursuant to the over-subscription privilege will not know the actual purchase price of those shares when they make that decision.] See “The Offer-Subscription Price.”
[Over-Subscription Privilege
Record date stockholders who fully exercise all rights issued to them (other than those rights which cannot be exercised because they represent the right to acquire less than one share) are entitled to subscribe for additional shares of our common stock which were not subscribed for by other stockholders, which we refer to as the remaining shares. If sufficient remaining shares of our common stock are available, all record date stockholders' over-subscription requests will be honored in full. In addition, any non-record date stockholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro rata allocations. See “The Offer-Over-Subscription Privilege.”]
Purpose of the Offer
Our board of directors has determined that it would be in the best interest of PennantPark and its stockholders to increase the capital available for making additional investments, as well as to pay operating expenses, temporarily repay debt and generally enhance our liquidity. In order to remain relevant in the market, we must have sufficient liquidity available to remain a credible source of capital. The offering will increase the capital available for us to make additional investments. This offering gives existing shareholders the right to purchase additional shares at a price that is expected to be below market without incurring any commission or charge, while providing us access to additional capital resources. In connection with the approval of this rights offering, our board of directors considered, among other things, the following factors:

the subscription price relative to the market price and to our net asset value per share, including the likelihood that the subscription price will be below our net asset value per share;
the increased capital to be available upon completion of the rights offering for us to make additional investments consistent with our investment objective;
the dilution to be experienced by non-exercising stockholders;
the dilutive effect the offering will have on the dividends per share we distribute subsequent to completion of the offering;
the terms and expenses in connection with the offering relative to other alternatives for raising capital, including fees payable to the dealer manager;
the size of the offering in relation to the number of shares outstanding;
[the fact that the rights will be listed on the NASDAQ Global Select Market during the subscription period;]
the market price of our common stock, both before and after the announcement of the rights offering;
the general condition of the securities markets; and
any impact on operating expenses associated with an increase in capital, including an increase in fees payable to our Investment Adviser.
There can be no assurance of the amount of dilution that a stockholder will experience or that the rights offering will be successful.
[The purpose of setting the determination of the subscription price upon the expiration of the offer is to attract the maximum participation of stockholders in the offer, with minimum dilution to non-participating stockholders.]

[The transferable rights will allow non-participating stockholders the potential of receiving cash payment upon the sale of the rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]
We cannot provide you assurance that the current offering will be successful, or that by increasing the amount of our available capital, our aggregate expenses and, correspondingly, our expense ratio will be lowered. In addition, our investment adviser's management fee is based upon our gross assets, which include any cash or cash equivalents that we have not yet invested in the securities of portfolio companies.
In determining that this offer is in our best interest and in the best interests of our stockholders, we have retained , the dealer manager for this offer, to provide us with financial advisory, marketing and soliciting services relating to this offer, including advice with respect to the structure, timing and terms of the offer. In this regard, our board of directors considered, among other things, using a fixed pricing versus variable pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the effect on us if this offer is not fully subscribed and the experience of the dealer manager in conducting rights offerings.
Although we have no present intention to do so, we may, in the future and in our discretion, choose to make additional rights offerings from time to time for a number of shares and on terms which may or may not be similar to this offer, provided that our board of directors must determine that each subsequent rights offering is in the best interest of our stockholders. Any such future rights offering will be made in accordance with the 1940 Act.
Sale of Rights
The rights are evidenced by a subscription certificate and are transferable until , (or if the offer is extended, until the extended expiration date). The rights will be listed for trading on the NASDAQ Global Select Market under the symbol “ ”. We and the dealer manager will use our best efforts to ensure that an adequate trading market for the rights will exist. However, no assurance can be given that a market for the rights will develop. Trading in the rights on the NASDAQ Global Select Market may be conducted until close of trading on the NASDAQ Global Select Market on , (or, if the offer is extended, until the extended expiration date). See “The Offer-Sale of Rights.”
How to Obtain Subscription Information

Contact your broker-dealer, trust company, bank or other nominee where your rights are held, or
Contact the information agent, , at . Broker-dealers and nominees may call .
How to Subscribe

Deliver a completed subscription certificate and payment to the subscription agent by the expiration date of the rights offering, or

If your shares are held in an account with your broker-dealer, trust company, bank or other nominee, which qualifies as an Eligible Guarantor Institution under Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), have your Eligible Guarantor Institution deliver a notice of guaranteed delivery to the subscription agent by the expiration date of the rights offering.

Subscription Agent
will act as the subscription agent in connection with this offer.
Information Agent
will act as the information agent in connection with this offer. You may contact toll-free with questions at . Broker-dealers and nominees may call .
Distribution Arrangements
will act as dealer manager for the offer. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer manager will provide financial advisory services and marketing assistance in connection with the offer and will solicit the exercise of rights and participation in the over-subscription privilege by our stockholders. The offer is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for its financial advisory, marketing and soliciting services equal to   % of the subscription price per share for shares issued pursuant to the exercise of rights, including pursuant to the over-subscription privilege. The dealer manager may reallow a portion of its fees to other broker-dealers that have assisted in soliciting the exercise of rights.

Important Dates to Remember

Record Date
Subscription Period	(1)
VWAP Measurement Period(2)	(1)
Expiration Date	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares(3)	(1)
Deadline for Delivery of Notice of Guaranteed Delivery(3)	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares pursuant to Notice of Guaranteed Delivery	(1)

Confirmations Mailed to Participants	(1)
Final Payment for Shares	(1)

(1)	Unless the offer is extended.
(2)	The subscription price will be [describe means of computing subscription price].
(3)
Participating rights holders must, by the expiration date of the offer (unless the offer is extended), either (i) deliver a subscription certificate and payment for shares or (ii) cause to be delivered on their behalf a notice of guaranteed delivery.

FEES AND EXPENSES

The following table will assist you in understanding the various costs and expenses that an investor in shares of our common stock will bear directly or indirectly. However, we caution you that some of the percentages indicated in the table below are estimates and may vary. The following table should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus supplement or the accompanying prospectus contains a reference to fees or expenses paid by “you” or “us” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in us.

Stockholder transaction expenses (as a percentage of the offering price)
Sales load
Offering expenses

Total stockholder transaction expenses
Estimated annual expenses (as a percentage of average net assets attributable to common shares)(3)
Management fees
Incentive fees payable under the Investment Management Agreement
Interest payments on borrowed funds
Other expenses

Total estimated annual expenses

(1)	The underwriting discounts and commissions with respect to the shares sold in this offering, which is a one-time fee, is the only sales load paid in connection with this offering.
(2)	Amount reflects estimated offering expenses of approximately $ and is based on the offering of shares at the public offering price of $ per share.
(3)	Net assets attributable to common shares equals average net assets at , 20 plus the anticipated net proceeds from this offering.
(4)
The contractual management fee is calculated at an annual rate of 2.00% of our average adjusted gross assets on            , 20  . See “Certain Relationships and Transactions-Investment Management Agreement” in the accompanying prospectus.

(5)
The portion of incentive fees paid with respect to net investment income is based on actual amounts incurred during the three months ended           , 20      , annualized for a full year. Such incentive fees are based on performance, vary from year to year and are not paid unless our performance exceeds specified thresholds. Incentive fees in respect of net investment income do not include incentive fees in respect of net capital gains. The portion of our incentive fee paid in respect of net capital gains is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Management Agreement, as of the termination date) and equals 20.0% of our realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. As we cannot predict our future net investment income or capital gains, the incentive fee paid in future years, if any, may be substantially different than the fee earned during the three months ended           , 20    . For more detailed information about the incentive fee, please see “Certain Relationships and Transactions-Investment Management Agreement” in the accompanying prospectus.

(6)
As of            , 20   , we had $            million unused borrowing capacity, subject to maintenance of the applicable total assets to debt ratio of 200%, and $            million in borrowings outstanding under our $300.0 million credit facility. We may use proceeds of this offering to repay outstanding obligations under our credit facility. After completing this offering, we intend to continue to borrow under our credit facility to finance portfolio investments and are permitted to do so under the terms of our credit facility. We have estimated the interest payments on borrowed funds to take this into account; however, we caution you that our actual interest expense will depend on prevailing interest rates and our rate of borrowing and may be substantially higher than the estimate provided in this table. For more information, see “Risk Factors-We currently use borrowed funds to make investments and are exposed to the typical risks associated with leverage” in the accompanying prospectus.

(7)
“Other expenses” includes our general and administrative expenses, professional fees, directors' fees, insurance costs, expenses of our dividend reinvestment plan and the expenses of the Investment Adviser reimbursable under our Investment Management Agreement and of the Administrator reimbursable under our Administration Agreement. Such expenses are based on actual other expenses for the three months ended            , 20    annualized for a full year. See our Consolidated Statement of Operations in our consolidated financial statements in this prospectus supplement.

Example
The following example illustrates the projected dollar amount of total cumulative expenses that you would pay on a $1,000 hypothetical investment in common shares, assuming (1) a            % sales load (underwriting discounts and commissions) and offering expenses totaling            %, (2) total net annual expenses of            % of average net assets attributable to common shares as set forth in the table above (other than performance-based incentive fees) and (3) a 5% annual return:

	1 Year		3 Years		5 Years		10 Years
Total expenses incurred	$	[___]	$	[___]	$	[___]	$	[___]

This example and the expenses in the table above should not be considered a representation of our future expenses. Actual expenses may be greater or less than those assumed. The table above is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. Assuming a 5% annual return, the incentive fee under our Investment Management Agreement would not be earned or payable and is not included in the example. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses, and returns to our investors, would be higher. The example assumes that all dividends and distributions are reinvested at net asset value. Depending upon the market value of our common stock, reinvestment of dividends and distributions under our dividend reinvestment plan may occur at a price per share that differs from, and which could be lower than, net asset value. See “Distributions” and additional information regarding our dividend reinvestment plan in the accompanying prospectus.

RISK FACTORS
Before you invest in our securities, you should be aware of various risks, including those described below and the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our net asset value and the trading price of our common stock could decline or the value of our subscription rights may decline, and you may lose all or part of your investment.
[The rights are non-transferable and there is no market for the rights.
Other than in very limited circumstances, you may not sell, give away or otherwise transfer your rights. Because the rights are non-transferable, there is no market or other means for you to directly realize any value associated with the rights. You must exercise the rights and acquire additional shares of our common stock to realize any value.]
Your economic and voting interest in us, as well as your proportionate interest in our net asset value, may be diluted as a result of this rights offering.
Stockholders who do not fully exercise their rights should expect that they will, at the completion of the offer, own a smaller proportional interest in us, including with respect to voting rights, than would otherwise be the case if they fully exercised their rights. We cannot state precisely the amount of any such dilution in share ownership because we do not know at this time what proportion of the shares will be purchased as a result of the offer.
In addition, if the subscription price is less than our net asset value per share, then our stockholders would experience an immediate dilution of the aggregate net asset value of their shares as a result of the offer. The amount of any decrease in net asset value is not predictable because it is not known at this time what the subscription price and net asset value per share will be on the expiration date of the rights offering or what proportion of the shares will be purchased as a result of the offer. Such dilution could be substantial.
This offering will also cause dilution in the dividends per share we are able to distribute subsequent to completion of the offering. In addition, our reported earnings per share will be retroactively adjusted to reflect the dilutive effects of this offering. See “Dilution.”]

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the Management's Discussion and Analysis of Financial Condition and Results of Operations, contains statements that constitute forward-looking statements, which relate to both us and our consolidated SBIC subsidiary regarding future events or our future performance or financial condition. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve risks and uncertainties for both us and our consolidated SBIC subsidiary, including statements as to:

our future operating results;

our business prospects and the prospects of our prospective portfolio companies;
the dependence of our future success on the general economy and its impact on the industries in which we invest;
the impact` of a protracted decline in the liquidity of credit markets on our business;
the impact of investments that we expect to make;
the impact of fluctuation in interest rates on our business;
our contractual arrangements and relationships with third parties;
the valuation of our investments in portfolio companies, particularly those having no liquid trading market;
the ability of our prospective portfolio companies to achieve their objectives;
our expected financings and investments;
the adequacy of our cash resources and working capital;
the timing of cash flows, if any, from the operations of our prospective portfolio companies; and
the ability of our Investment Adviser to locate suitable investments for us and to monitor and administer our investments.
We use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks” and similar expressions to identify forward-looking statements. Undue reliance should not be placed on the forward looking statements as our actual results could differ materially from those projected in the forward-looking statements for any reason, including the factors set forth in the accompanying prospectus entitled “Risk Factors” and elsewhere.
We have based the forward-looking statements included in this prospectus supplement and accompanying prospectus on information available to us on the date of this prospectus supplement, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements in this prospectus supplement and accompanying prospectus, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.
You should understand that, under Section 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)(B) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus supplement or the accompanying prospectus or in the periodic reports we file under the Exchange Act.

USE OF PROCEEDS
We estimate that net proceeds we will receive from this offering will be approximately $            million assuming all of the rights are exercised at the estimated subscription price and after deducting payments to the dealer manager of    % of the subscription price for each share issued pursuant to exercise of the rights and estimated offering expenses of approximately $            payable by us.
We may use the net proceeds from selling securities pursuant to this prospectus supplement to reduce outstanding obligations under our credit facility, to invest in new or existing portfolio companies or for other general corporate purposes. Affiliates of the dealer manager serves as a lender under our credit facility and thereby may receive proceeds from this offering that are used to reduce our outstanding obligations under our credit facility.
As of            , 20   , we had $            million unused borrowing capacity, subject to maintenance of the applicable total assets to debt ratio of 200%, and $            million in borrowings outstanding under our $300.0 million credit facility. Borrowings under our credit facility bear interest at an annual rate equal to LIBOR plus 100 basis points per annum. At            , 20   , the interest rate at that time was         %. The credit facility is a five-year revolving facility with a stated maturity date of June 25, 2012 and is secured by substantially all of the assets in our investment portfolio, excluding assets of SBIC LP. Amounts repaid under our credit facility will remain available for future borrowings. See “Recent Developments” in “Management's Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement for more information.
As of            , 20   , SBIC LP had a debenture commitment from the SBA in the amount of $            million, had $            million outstanding (including $            million of temporary draws) with a weighted average interest rate of       %, exclusive of the       % of upfront fees, and had $            million remaining unused borrowing capacity subject to customary regulatory requirements. SBA debentures offer competitive terms such as being non-recourse to us, having a 10-year maturity, requiring semi-annual interest payments, not requiring principal payments prior to maturity and may be prepaid at any time without penalty. The SBA debentures are secured by all the investment portfolio assets of SBIC LP and have a superior claim over such assets.
We may invest the proceeds from an offering of securities in new or existing portfolio companies, and such investments may take up to a year from the closing of such offering, in part because privately negotiated investments in illiquid securities or private middle-market companies require substantial due diligence and structuring. During this period, we may use the net proceeds from our offering to reduce then-outstanding obligations under our credit facility, which may dilute our net asset value per share, or to invest such proceeds in cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less. We expect to earn yields on such investments, if any, that are lower than the interest income that we anticipate receiving in respect of investments in non-temporary investments. As a result, any distributions we make during this investment period may be lower than the distributions that we would expect to pay when such proceeds are fully invested in non-temporary investments. The management fee payable by us will not be reduced while our assets are invested in any such securities. See “Regulation-Temporary Investments” in the accompanying prospectus for more information.

THE OFFER
Purpose of the Offer
Our board of directors has determined that it would be in the best interests of PennantPark and its stockholders to increase the capital available for making additional investments, as well as to pay operating expenses, temporarily repay debt and generally enhance our liquidity. In order to remain relevant in the market, we must have sufficient liquidity available to remain a credible source of capital. The offering will increase the capital available for us to make additional investments. The current offering gives existing stockholders the right to purchase additional shares at a price that is expected to be below market without incurring any commission or charge, while providing us access to such additional capital resources. In connection with the approval of this rights offering, our board of directors considered, among other things, the following factors:

the subscription price relative to the market price and to our net asset value per share, including the likelihood that the subscription price will be below our net asset value per share;

the increased capital to be available upon completion of the rights offering for us to make additional investments consistent with our investment objective;

the dilution to be experienced by non-exercising stockholders;

the dilutive effect the offering will have on the dividends per share we distribute subsequent to completion of the offering;

the terms and expenses in connection with the offering relative to other alternatives for raising capital, including fees payable to the dealer manager;

the size of the offering in relation to the number of shares outstanding;

[the fact that the rights will be listed on the NASDAQ Global Select Market during the subscription period;]

the market price of our common stock, both before and after the announcement of the rights offering;

the general condition of the securities markets; and

any impact on operating expenses associated with an increase in capital, including an increase in fees payable to our Investment Adviser.

There can be no assurance of the amount of dilution that a stockholder will experience or that the rights offering will be successful.
The purpose of setting the determination of the subscription price upon the expiration of the offer is to attract the maximum participation of stockholders in the offer, with minimum dilution to non-participating stockholders.
[The transferable rights will allow non-participating stockholders the potential of receiving cash payment upon the sale of the rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]
We cannot provide you assurance that the current offering will be successful, or that by increasing the size of our available equity capital, our aggregate expenses and, correspondingly, our expense ratio will be lowered. In addition, our Investment Adviser's management fee is based upon our gross assets, which include any cash or cash equivalents that we have not yet invested in the securities of portfolio companies.
[In determining that this offer was in our best interest and in the best interests of our stockholders, we have retained , the dealer manager for this offering, to provide us with financial advisory, marketing and soliciting services relating to this offer, including advice with respect to the structure, timing and terms of the offer. In this regard, our board of directors considered, among other things, using a fixed pricing versus variable pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the effect on us if this offer is not fully subscribed and the experience of the dealer manager in conducting rights offerings.]
Although we have no present intention to do so, we may, in the future and in our discretion, choose to make additional rights offerings from time to time for a number of shares and on terms which may or may not be similar to this offer, provided that our board of directors must determine that each subsequent rights offering is in the best interest of our stockholders. Any such future rights offering will be made in accordance with the 1940 Act. For a discussion of certain benefits of this offer to our affiliates, see “-Certain Effects of This Offer” below.
Terms of the Offer
We are issuing to record date stockholders [transferable/non-transferable] rights to subscribe for up to approximately shares. Each record date stockholder is being issued one [transferable/non-transferable] right for each whole share owned on the record date. The rights entitle each holder, or rights holder, to acquire at the subscription price one share for every rights held [, which we refer to as the primary subscription right]. Rights may be exercised at any time during the subscription period, which commences on ,     , the record date, and ends at 5:00 p.m., New York City time, on ,     , the expiration date, unless extended by us.
The rights are [transferable and will be listed for trading on the NASDAQ Global Select Market under the symbol “ ” during the course of the offer/non-transferable]. The shares of our common stock issued pursuant to an exercise of rights will be listed on the NASDAQ Global Select Market under the symbol “PNNT.” The rights will be evidenced by subscription certificates which will be mailed to stockholders, except as discussed below under “-Foreign Stockholders.”
We will not issue fractional shares upon the exercise of rights; accordingly, rights may be exercised only in multiples of .
The rights are [transferable/non-transferable]. [Rights holders who are not record date stockholders may purchase shares as described above, which we refer to as the primary subscription, and may be entitled to subscribe for shares pursuant to the over-subscription privilege (as described below).]
[Shares for which there is no subscription during the primary subscription will be offered, by means of the over-subscription privilege, first to record date stockholders who fully exercise the rights issued to them pursuant to this offering (other than those rights that cannot be exercised because they represent in the aggregate the right to acquire less than one share) and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the exercise of their rights. In addition, any non-record date rights holder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro rata allocations. See “-Over-Subscription Privilege” below.]
For purposes of determining the number of shares a record date stockholder may acquire pursuant to the offer, broker-dealers, trust companies, banks or others whose shares are held of record by Cede & Co. (“Cede”) or by any other depository or nominee will be deemed to be the holders of the rights that are issued to Cede or the other depository or nominee on their behalf.
There is no minimum number of rights which must be exercised in order for the offer to close.

[Over-Subscription Privilege]
Shares not subscribed for by rights holders, which we refer to as remaining shares, will be offered, by means of the over-subscription privilege, first to record date stockholders who have fully exercised the rights issued to them and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the basic subscription. Rights holders should indicate on the subscription certificate that they submit with respect to the exercise of the rights issued to them how many additional shares they are willing to acquire pursuant to the over-subscription privilege. If there are sufficient remaining shares, all record date stockholders' over-subscription requests will be honored in full. If record date stockholder requests for shares pursuant to the over-subscription privilege exceed the remaining shares available, the available remaining shares will be allocated pro-rata among record date stockholders who over-subscribe based on the number of shares held on the record date. The percentage of remaining shares each over-subscribing stockholder may acquire will be rounded down to result in delivery of whole shares. The allocation process may involve a series of allocations to assure that the total number of remaining shares available for over-subscriptions is distributed on a pro-rata basis. The formula to be used in allocating the remaining shares is as follows:

Stockholder's Record Date Position Total Record Date Position of All Over-Subscribers	×	Remaining Shares
Any rights holder other than record date stockholders who exercises rights is entitled to subscribe for remaining shares that are not otherwise over-subscribed for by record date stockholders. These non-record date rights holders should indicate, in the subscription certificate submitted with respect to the exercise of any rights, how many shares they are willing to acquire pursuant to the over-subscription privilege. There can be no assurance that non-record date rights holders will receive shares pursuant to the over-subscription privilege.
If sufficient remaining shares are available after the over-subscription privileges for the record date stockholders have been allotted, then all over-subscriptions by non-record date rights holders will be honored in full. If the remaining shares are insufficient to permit such allocation, the remaining shares will be allocated pro-rata among the non-record date rights holders who wish to exercise their over-subscription privilege, based on the number of rights held by such rights holders on the expiration date. However, if this pro-rata allocation results in any holder being allocated a greater number of shares than the holder subscribed for pursuant to the exercise of the over-subscription privilege, then such holder will be allocated only such number of shares pursuant to the over-subscription privilege as such holder subscribed for. The formula to be used in allocating the shares available to non-record date rights holders exercising their over-subscription privilege is as follows:

Non-Record Date Rights Holder's Rights Ownership as of the Expiration Date Total Rights Ownership as of the Expiration Date of Non-Record Date Rights Holders Exercising Their Over-Subscription Privilege	×	Shares Available for Non- Record Date Rights Holders Exercising Their Over-Subscription Privilege
Banks, brokers, trustees and other nominee holders of rights will be required to certify to the subscription agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of rights exercised pursuant to the primary subscription and the number of shares subscribed for pursuant to the over-subscription privilege by such beneficial owner and that such beneficial owner's primary subscription was exercised in full. We will not offer or sell in connection with the offer any shares that are not subscribed for pursuant to the primary subscription or the over-subscription privilege.]
Subscription Price
The subscription price for the shares to be issued pursuant to the offer will be [describe means of computing subscription price]. [Since the expiration date will be , (unless we extend the subscription period), rights holders will not know the subscription price at the time of exercise and will be required initially to pay for both the shares subscribed for pursuant to the primary subscription right and, if eligible, any additional shares subscribed for pursuant to the over-subscription privilege at the estimated subscription price of $ per share.] See “-Payment for Shares” below. Rights holders who exercise their rights will have no right to rescind a purchase after receipt of their completed subscription certificates together with payment for shares by the subscription agent. We do not have the right to withdraw the rights or cancel this offer after the rights have been distributed.

 Expiration of the Offer
The offer will expire at 5:00 p.m., New York City time, on , , the expiration date, unless extended by us. The rights will expire on the expiration date of the rights offering and may not be exercised thereafter.
Our board of directors may determine to extend the subscription period, and thereby postpone the expiration date, to the extent our board of directors determines that doing so is in the best interest of our stockholders. For example, our board of directors may elect to extend the subscription period in the event there is substantial instability or volatility in the trading price of our common stock or the rights on the NASDAQ Global Select Market at or near the expiration date, or if any event occurs which causes trading to cease or be suspended on the NASDAQ Global Select Market or the financial markets generally. The foregoing are not the only circumstances under which this offer may be extended, and our board of directors is free to extend the subscription period at its discretion, provided it determines that doing so is in the best interests of our stockholders.
Any extension of the offer will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.
Information Agent
will act as the information agent in connection with the offering. The information agent will receive for its services a fee estimated to be approximately $ plus reimbursement of all out-of-pocket expenses related to the offering. can be contacted at the below address:
Subscription Agent
will act as the subscription agent in connection with this offer. The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $ , plus reimbursement for all out-of-pocket expenses related to the offer.
Completed subscription certificates must be sent together with full payment of the subscription price for all shares subscribed for in the primary subscription and the pursuant to over-subscription privilege to the subscription agent by one of the methods described below. Alternatively, an Eligible Guarantor Institution may send notices of guaranteed delivery by facsimile to which must be received by the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date of the rights offering. Facsimiles should be confirmed by telephone at . We will accept only properly completed and duly executed subscription certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the expiration date of the rights offering or by the close of business on the third business day after the expiration date of the rights offering following timely receipt of a notice of guaranteed delivery. See “-Payment for Shares” below. In this prospectus, close of business means 5:00 p.m., New York City time, on the relevant date.

Subscription Certificate Delivery Method	Address/Number
By Notice of Guaranteed Delivery:
Contact an Eligible Guarantor Institution, which may include a commercial bank or trust company, a member firm of a domestic stock exchange or a savings bank or credit union, to notify us of your intent to exercise the rights.

By First Class Mail Only (Not Overnight /Express Mail):

By Overnight Delivery:
Delivery to an address other than one of the addresses listed above will not constitute valid delivery.
Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus or subscription certificates or notices of guaranteed delivery may be directed to the information agent at its telephone number and address listed below:
Stockholders may also contact their broker-dealers or nominees for information with respect to the offer.

[Sale of Rights
The Rights are Transferable
The rights will be listed for trading on the NASDAQ Global Select Market under the symbol “ ” subject to notice of issuance. We and the dealer manager will use our best efforts to ensure that an adequate trading market for the rights will exist, although no assurance can be given that a market for the rights will develop. Trading in the rights on the NASDAQ Global Select Market is expected to be conducted beginning on or about , , and continuing until , (or if the offer is extended, until the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee or other nominees for more information about trading of the rights.
Sales Through Subscription Agent and Dealer Manager
Stockholders who do not wish to exercise any or all of their rights may instruct the subscription agent to sell any rights they do not intend to exercise themselves through or to the dealer manager. Subscription certificates representing the rights to be sold through or to the dealer manager must be received by the subscription agent on or before , (or if the offer is extended, on or before two business days prior to the extended expiration date). Upon the timely receipt by the subscription agent of appropriate instructions to sell rights, the subscription agent will ask the dealer manager either to purchase or to use its best efforts to complete the sale and the subscription agent will remit the proceeds of the sale to the selling stockholders. If the rights can be sold, sales of such rights will be deemed to have been effected at the weighted-average price received by the dealer manager on the day such rights are sold. The sale price of any rights sold to the dealer manager will be based upon the then current market price for the rights. The dealer manager will also attempt to sell all rights which remain unclaimed as a result of subscription certificates being returned by the postal authorities to the subscription agent as undeliverable as of the fourth business day prior to the expiration date of the rights offering. The subscription agent will hold the proceeds from those sales for the benefit of such non-claiming stockholders until such proceeds are either claimed or revert to the state pursuant to applicable state law. There can be no assurance that the dealer manager will purchase or be able to complete the sale of any such rights, and neither we nor the dealer manager has guaranteed any minimum sales price for the rights. If a stockholder does not utilize the services of the subscription agent and chooses to use another broker-dealer or other financial institution to sell rights, then the other broker-dealer or financial institution may charge a fee to sell the rights.
Other Transfers
The rights evidenced by a subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. A portion of the rights evidenced by a single subscription certificate (but not fractional rights) may be transferred by delivering to the subscription agent a subscription certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee and to issue a new subscription certificate to the transferee evidencing such transferred rights. In such event, a new subscription certificate evidencing the balance of the rights, if any, will be issued to the stockholder or, if the stockholder so instructs, to an additional transferee. The signature on the subscription certificate must correspond to the name as written upon the face of the subscription certificate in every particular, without alteration or enlargement, or any change. A signature guarantee must be provided by an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, subject to the standards and procedures adopted by us.
Stockholders wishing to transfer all or a portion of their rights should allow at least five business days prior to the expiration date of the rights offering for (i) the transfer instructions to be received and processed by the subscription agent; (ii) a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights, and to the transferor with respect to retained rights, if any; and (iii) the rights evidenced by such new subscription certificate to be exercised or sold by the recipients thereof. Neither we nor the subscription agent nor the dealer manager shall have any liability to a transferee or transferor of rights if subscription certificates are not received in time for exercise or sale prior to the expiration date (or if the offer is extended, on or before two business days prior to the extended expiration date) of the rights offering.
Except for the fees charged by the subscription agent and dealer manager, which will be paid by us, all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale or exercise of rights will be for the account of the transferor of the rights, and none of those commissions, fees or expenses will be paid by us, the subscription agent or the dealer manager.
We anticipate that the rights will be eligible for transfer through, and that the exercise of the primary subscription and the over-subscription privilege may be effected through, the facilities of the Depository Trust Company, or DTC. Holders of DTC exercised rights may exercise the over-subscription privilege in respect of such DTC exercised rights by properly completing and duly executing and delivering to the subscription agent, at or prior to 5:00 p.m., New York City time, on the day prior to the expiration date of the rights offering, a nominee holder over-subscription certificate or a substantially similar form satisfactory to the subscription agent, together with payment of the subscription price for the number of shares for which the over-subscription privilege is to be exercised.]

Methods for Exercising Rights
Rights are evidenced by subscription certificates that, except as described below under “-Foreign Stockholders,” will be mailed to record date stockholders or, if a record date stockholder's shares are held by Cede or any other depository or nominee on their behalf, to Cede or such depository or nominee. Rights may be exercised by completing and signing the subscription certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the subscription agent, together with payment in full for the shares at the estimated subscription price by the expiration date of the rights offering. Rights may also be exercised by contacting your broker, trustee or other nominee, who can arrange, on your behalf, to guarantee delivery of payment and delivery of a properly completed and duly executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the third business day after the expiration date. A fee may be charged for this service. Completed subscription certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on or before the expiration date (unless payment is effected by means of a notice of guaranteed delivery as described below under “-Payment for Shares”) at the offices of the subscription agent at the address set forth above. Fractional shares will not be issued upon the exercise of rights.
[Exercise of the Over-Subscription Privilege
Record date stockholders who fully exercise all rights issued to them and rights holders other than record date stockholders, may both participate in the over-subscription privilege by indicating on their subscription certificate the number of shares they are willing to acquire. If sufficient remaining shares are available after the primary subscription, all over-subscriptions will be honored in full; otherwise remaining shares will be allocated first to record date stockholders and then (if any remaining shares are still available) to non-record date rights holders, and the number of remaining shares issued to some or all rights holders participating in the over-subscription privilege may be reduced as described under “-Over-Subscription Privilege” above. ]
Record Date Stockholders Whose Shares Are Held By a Nominee
Record date stockholders whose shares are held by a nominee, such as a bank, broker-dealer or trustee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription certificate on behalf of the record date stockholder and arrange for proper payment by one of the methods set forth under “-Payment for Shares” below.
Nominees
Nominees, such as brokers, trustees or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners' intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the subscription agent with the proper payment as described under “-Payment for Shares” below.
All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.
We reserve the right to reject any exercise if such exercise is not in accordance with the terms of this rights offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Foreign Stockholders
Subscription certificates will not be mailed to foreign stockholders. Foreign stockholders will receive written notice of this offer. The subscription agent will hold the rights to which those subscription certificates relate for these stockholders' accounts until instructions are received to exercise the rights, subject to applicable law. If no instructions have been received by the expiration date, such rights will expire.
Payment for Shares
Participating rights holders may choose between the following methods of payment:

(1)
A participating rights holder may send the subscription certificate together with payment for the shares acquired in the primary subscription and any additional shares subscribed for pursuant to the over-subscription privilege to the subscription agent based on the estimated subscription price of $ per share [( % of $ , the last reported sale price of a share on the NASDAQ Global Select Market on , )]. To be accepted, the payment, together with a properly completed and executed subscription certificate, must be received by the subscription agent at one of the subscription agent's offices set forth above, at or prior to 5:00 p.m., New York City time, on the expiration date.

(2)
A participating rights holder may request a Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act to send a notice of guaranteed delivery by facsimile or otherwise guaranteeing delivery of (i) payment of the full subscription price for the shares subscribed for in the primary subscription and any additional shares subscribed for pursuant to the over-subscription privilege and (ii) a properly completed and duly executed subscription certificate. The subscription agent will not honor a notice of guaranteed delivery unless a properly completed and duly executed subscription certificate and full payment for the shares is received by the subscription agent at or prior to 5:00 p.m., New York City time, on , (or, if the offer is extended, by the close of business on the third business day after the extended expiration date).

All payments by a participating rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the United States and payable to PennantPark Investment Corporation. The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the shares.
The method of delivery of subscription certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time, on the expiration date or the date guaranteed payments are due under a notice of guaranteed delivery (as applicable). Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check or money order.
On a date within      business days following the expiration date, the subscription agent will send to each participating rights holder (or, if rights are held by Cede or any other depository or nominee, to Cede or such other depository or nominee) a confirmation showing (i) the number of shares purchased pursuant to the primary subscription; (ii) the number of shares, if any, acquired pursuant to the over-subscription privilege; (iii) the per share and total purchase price for the shares; and (iv) any additional amount payable to us by the participating rights holder or any excess to be refunded by us to the participating rights holder, in each case based on the subscription price as determined on the expiration date. Any additional payment required from a participating rights holder must be received by the subscription agent within ten business days after the confirmation date. Any excess payment to be refunded by us to a participating rights holder will be mailed by the subscription agent to the rights holder as promptly as practicable. No interest will be paid on any amounts refunded.
Whichever of the two methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment. If a participating rights holder who subscribes for shares pursuant to the primary subscription or over-subscription privilege does not make payment of any amounts due by the expiration date, the date guaranteed payments are due under a notice of guaranteed delivery or within ten business days of the confirmation date, as applicable, the subscription agent reserves the right to take any or all of the following actions: (i) reallocate the shares to other participating rights holders in accordance with the over-subscription privilege; (ii) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating rights holder upon exercise of the primary subscription and/or the over-subscription privilege; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us, whose determinations will be final and binding. We in our sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.
Participating rights holders will have no right to rescind their subscription after receipt of their payment for shares by the subscription agent, except as provided below under “-Notice of Net Asset Value Decline.”
Notice of Net Asset Value Decline
We will suspend the offer until we amend this prospectus if, subsequent to the effective date of this prospectus, our net asset value declines more than 10% from our net asset value as of that date. Accordingly, the expiration date would be extended and we would notify record date stockholders of the decline and permit participating rights holders to cancel their exercise of rights.
Delivery of Stock Certificates
Participants in our dividend reinvestment plan will have any shares that they acquire pursuant to the offer credited to their stockholder dividend reinvestment accounts in the plan. Stockholders whose shares are held of record by Cede or by any other depository or nominee on their behalf or their broker-dealers' behalf will have any shares that they acquire credited to the account of Cede or the other depository or nominee. With respect to all other stockholders, stock certificates for all shares acquired will be mailed after payment for all the shares subscribed for has cleared, which may take up to 15 days from the date of receipt of the payment.
Federal Income Tax Consequences of the Offer
For federal income tax purposes, neither the receipt nor the exercise of the rights by record date stockholders will result in taxable income to such stockholders, and no loss will be realized if the rights expire without exercise.
A record date stockholder's basis in a right will be zero unless either (i) the fair market value of the right on the date of distribution is 15% or more of the fair market value of the shares with respect to which the right was distributed or (ii) the record date stockholder elects, in his or her federal income tax return for the taxable year in which the right is received, to allocate part of the basis of the shares to the right. If either of clauses (i) or (ii) is applicable, then if the right is exercised, the record date stockholder will allocate his or her basis in the shares with respect to which the right was distributed between the shares and the right in proportion to the fair market values of each on the date of distribution.
The holding period of a right received by a record date stockholder includes the holding period of the shares with regard to which the right is issued. If the right is exercised, the holding period of the shares acquired begins on the date the right is exercised.
[If a right is sold, a gain or loss will be realized by the rights holder in an amount equal to the difference between the basis of the right sold and the amount realized on its disposition.]
A record date stockholder's basis for determining gain or loss upon the sale of a share acquired upon the exercise of a right will be equal to the sum of the record date stockholder's basis in the right, if any, and the subscription price per share. A record date stockholder's gain or loss recognized upon a sale of a share acquired upon the exercise of a right will be capital gain or loss (assuming the share was held as a capital asset at the time of sale) and will be long-term capital gain or loss if the share is held for more than one year.
The foregoing is a general summary of the material U.S. federal income tax consequences of the offer under the provisions of the Code and Treasury regulations in effect as of the date of the prospectus that are generally applicable to record date stockholders who are United States persons within the meaning of the Code, and does not address any foreign, state or local tax consequences. The Code and Treasury regulations are subject to change or differing interpretations by legislative or administrative action, which may be retroactive. Participating rights holders should consult their tax advisors regarding specific questions as to foreign, federal, state or local taxes.
ERISA Considerations
Stockholders who are employee benefit plans subject to the Employee Retirement Income Security Act of 1974, which we refer to as ERISA (including corporate savings and 401(k) plans), Keogh or H.R. 10 plans of self-employed individuals and individual retirement accounts should be aware that additional contributions of cash to a retirement plan (other than rollover contributions or trustee-to-trustee transfers from other retirement plans) in order to exercise rights would be treated as contributions to the retirement plan and, when taken together with contributions previously made, may result in, among other things, excise taxes for excess or nondeductible contributions. In the case of retirement plans qualified under Section 401(a) of the Code and certain other retirement plans, additional cash contributions could cause the maximum contribution limitations of Section 415 of the Code or other qualification rules to be violated. It may also be a reportable distribution and there may be other adverse tax and ERISA consequences if rights are sold or transferred by a retirement plan.

Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Code. If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor. ERISA contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of rights. Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of rights under ERISA and the Code.
Distribution Arrangements
, which is a broker-dealer and member of the Financial Industry Regulatory Authority, will act as dealer manager for this offer. Under the terms and subject to the conditions contained in the dealer management agreement, the dealer manager will provide financial advisory and marketing services in connection with this offer and will solicit the exercise of rights and participation in the over-subscription privilege. This offer is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for its financial advisory, marketing and soliciting services equal to % of the aggregate subscription price for shares issued pursuant to this offer. In addition, we have agreed to reimburse the dealer manager an aggregate amount up to $ for its expenses incurred in connection with this offer.
The dealer manager will reallow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of rights, solicitation fees equal to % of the subscription price per share for each share issued pursuant to the exercise of rights as a result of their soliciting efforts, subject to a maximum fee based on the number of shares held by each broker-dealer through DTC on the record date. Fees will be paid by us to the broker-dealer designated on the applicable portion of the subscription certificates or, in the absence of such designation, to the dealer manager.
We have agreed to indemnify the dealer manager for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act. The dealer manager agreement also provides that the dealer manager will not be subject to any liability to us in rendering the services contemplated by the dealer manager agreement except for any act of bad faith, willful misfeasance, or gross negligence of the dealer manager or reckless disregard by the dealer manager of its obligations and duties under the dealer manager agreement. We have also agreed not to directly or indirectly sell, offer to sell, enter into any agreement to sell, or otherwise dispose of, any of our equity or equity related securities or securities convertible into such securities, other than the rights, the shares and the common stock issued in connection with the reinvestment of dividends or distributions, for a period of days from the date hereof without the prior consent of the dealer manager.
The principal business address of the dealer manager is .
Prior to the expiration of this offer, the dealer manager may independently offer for sale shares, including shares acquired through purchasing and exercising the rights, at prices it sets. The dealer manager may realize profits or losses independent of any fees described in this prospectus.
This offering is being conducted in compliance with Rule 5110 of the Conduct Rules of the Financial Industry Regulatory Authority.
The dealer manager and its affiliates have provided in the past to PennantPark Investment and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to PennantPark Investment for which they will be entitled to receive separate fees. In particular, the dealer manager or its affiliates may execute transactions with or on behalf of PennantPark Investment. In addition, the dealer manager or its affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to PennantPark Investment.
The dealer manager or its affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to PennantPark Investment or any of the portfolio companies.
We may purchase securities of third parties from the dealer manager or its affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if, among other things, we identified securities that satisfied our investment needs and completed our due diligence review of such securities.
After the date of this prospectus supplement, the dealer manager and its affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the dealer manager and its affiliates in the ordinary course of its business and not in connection with this offering. In addition, after the offering period, the dealer manger or its affiliates may develop analyses or opinions related to PennantPark Investment or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding PennantPark Investment to our stockholders.
[Affiliates of the dealer manager serve as lenders under our credit facility. The dealer manager and its affiliates were underwriters in connection with our initial public offering and follow-on public offerings for which they received customary fees. Affiliates of the dealer manager may receive part of the proceeds of the offering by reason of the repayment of certain amounts outstanding under our credit facility.]

Certain Effects of this Offer
Our Investment Adviser will benefit from this offer because a portion of the investment advisory fee we pay to the Investment Adviser is based on our gross assets. See “Management-Investment Advisory Agreement” in the accompanying prospectus. It is not possible to state precisely the amount of additional compensation the Investment Adviser will receive as a result of this offer because it is not known how many shares will be subscribed for and because a substantial portion of the proceeds of the offer are expected to be used to repay outstanding indebtedness. However, assuming (i) all rights are exercised, (ii) the average value of our gross assets, excluding proceeds from this offer, remains at approximately $ million, (iii) the estimated subscription price is $ per share, and (iv) all of the proceeds from the offer are invested in additional portfolio companies, and after giving effect to dealer manager fees and other expenses related to this offer, the Investment Adviser would receive additional annualized advisory fees of approximately $ and the amount of the administrative fee received would not change. of our directors who voted to authorize this offer are interested persons of the Investment Adviser. The other directors who approved this offer are not affiliated with the Investment Adviser.
As a result of the terms of this offer, stockholders who do not fully exercise their rights will own, upon completion of this offer, a smaller proportional interest in us than they owned prior to the offer, including with respect to voting rights. [In addition, because the subscription price per share will likely be less than the net asset value per share, based on our current market price, the offer will likely result in an immediate dilution of net asset value per share for all of our stockholders. If the subscription price per share is substantially less than the current net asset value per share, such dilution could be substantial. Any such dilution will disproportionately affect non-exercising stockholders. If the subscription price is less than our net asset value per share, then all stockholders will experience a decrease in the net asset value per share held by them, irrespective of whether they exercise all or any portion of their rights. This offering will also cause dilution in the dividends per share we are able to distribute subsequent to completion of the offering. See “Dilution.”]

CAPITALIZATION

The following table sets forth our cash and capitalization at                     , 20    (1) on an actual basis and (2) on an as-adjusted basis to reflect the effects of the sale of                     shares of our common stock, assuming all of the rights are exercised at the estimated subscription price of $      per share, and our receipt of the estimated net proceeds from that sale. The as-adjusted information is illustrative only; our capitalization following the completion of this offering is subject to further adjustments. You should read this table together with “Use of Proceeds” set forth in this prospectus supplement and in the accompanying prospectus. You should also read this table with our consolidated financial statements and notes thereto, in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement and the accompanying prospectus.

As of , 20 (unaudited)
	Actual	As adjusted for the offering
Cash and cash equivalents	$	$
Total assets
Borrowings under senior secured credit facility (cost-$ )
Borrowings under SBA debentures (cost-$ )

Stockholders' Equity
Common stock, par value $0.001 per share; 100,000,000 shares authorized, shares issued and outstanding shares issued and outstanding, as-adjusted, respectively.
Paid in capital in excess of par
Undistributed net investment income
Accumulated net realized loss on investments	( )	( ( )
Net unrealized appreciation on investments
Net unrealized depreciation on credit facility

Total stockholders' equity
Total capitalization	$	$

DILUTION
As of , , our net assets were $ million, or approximately $ per share. After giving effect to the sale of shares of our common stock in this offering, assuming all rights are exercised at the estimated subscription price of $ per share, and our receipt of the estimated net proceeds from that sale, our pro forma net asset value would have been approximately $ million, or approximately $ per share, representing an immediate dilution of approximately $ per share to our existing stockholders.
The following table illustrates the dilutive effects of this offering on a per share basis, assuming all rights are exercised at the estimated subscription price of $ per share:

As of ,
	Actual	As Adjusted
Net asset value per common share	$	$

Months Ended ,
	Actual	As Adjusted
Net increase in net assets resulting from net investment income per common share	$	$
Net decrease in net assets resulting from operations per common share	$	$
Distributions per common share	$	$

(1)	Basic and diluted, weighted average number of shares outstanding is .
(2)
Assumes that on , , the beginning of the indicated period, (i) all rights were exercised at the estimated subscription price of $ per share and (ii) shares of our common stock were issued upon exercise of such rights.

(3)	Assumes actual cash distributions divided by adjusted shares, including shares issued upon exercise of rights.

PRICE RANGE OF COMMON STOCK
Our common stock is traded on the NASDAQ Global Select Market under the symbol “PNNT”. The following table lists the high and low closing sale price for our common stock, the closing sale price as a percentage of net asset value, or NAV, and quarterly dividends per share since shares of our common stock began being regularly quoted on the NASDAQ Global Select Market. On                 , 20   , the last reported closing price of our common stock was $             per share.

			Closing Sales Price		High Sales Price to NAV(2)		Low Sales Price to NAV(2)		DividendsDeclared
Period	NAV(1)		High	Low
Fiscal year ended September 30, 2011
Fourth quarter (through August 19, 2011)	$	N/A	$11.52	$9.00	N/A	%	N/A	%	$	N/A
Third quarter		11.08	12.43	10.97	112		99			0.27
Second quarter		11.30	13.05	11.21	115		99			0.27
First quarter		11.14	12.75	10.60	114		95			0.26
Fiscal year ending September 30, 2010
Fourth quarter		10.69	10.69	9.17	100		86			0.26
Third quarter		10.94	11.84	9.02	108		82			0.26
Second quarter		11.07	10.77	8.88	97		80			0.26
First quarter		11.86	9.15	7.63	77		64			0.25
Fiscal year ended September 30, 2009
Fourth quarter		11.85	9.06	6.28	76		53			0.24
Third quarter		11.72	7.65	3.85	65		33			0.24
Second quarter		12.00	4.05	2.64	34		22			0.24
First quarter		10.24	7.81	2.35	76		23			0.24
Fiscal year ended September 30, 2008
Fourth quarter		10.00	8.50	5.92	85		59			0.24
Third quarter		10.77	8.60	7.05	80		65			0.22
Second quarter		10.26	11.31	8.38	110		82			0.22
First quarter		12.07	14.49	9.08	120		75			0.22
Fiscal year ended September 30, 2007
Fourth quarter		12.83	14.76	12.61	115		98			0.22
Third quarter*		13.74	15.03	14.04	109		102			0.14

(1)
NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period. See “Certain Relationships and Transactions” in the accompanying prospectus for more information.

(2)	Calculated as of the respective high or low closing sales price divided by the quarter end NAV.
*	From April 24, 2007 (initial public offering) to June 30, 2007.
Shares of business development companies may trade at a market price that is less than the net asset value that is attributable to those shares. Our shares have traded above and below our NAV. Our shares traded on NASDAQ Global Select Market at $                 and $                 as of                 , 20    and                 , 20    , respectively. Our NAV was $                 and $                , as of                 , 20    and                 , 20    , respectively. The possibility that our shares of common stock will trade at a discount from NAV or at a premium that is unsustainable over the long term is separate and distinct from the risk that our NAV will decrease. It is not possible to predict whether our shares will trade at, above or below NAV in the future.

SELECTED FINANCIAL DATA
We have derived the financial information below from our audited and unaudited financial data and, in the opinion of management, such information reflects all adjustments (consisting of normal recurring adjustments) that are necessary to present fairly the results of such periods. The Statement of operations data, Per share data and Balance sheet data for the years ended September 30, 2010, 2009 and 2008, and for the period from January 11, 2007 (inception) through September 30, 2007 are derived from our financial statements which have been audited by KPMG LLP, our independent registered public accounting firm. This selected financial data for the periods ended September 30, 2010, 2009, 2008 and 2007 should be read in conjunction with our financial statements and related notes thereto and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Regulation-Senior Securities” in the accompanying prospectus. Interim results as of and for the three months ended                 , 20   , are not necessarily indicative of the results that may be expected for the year ending September 30, 20  . This selected financial data for the three  months ended                 , 20     should be read in conjunction with our consolidated financial statements and related notes thereto and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement.

	months ended , 20	months ended , 20	Year ended September 30, 2010	Year ended September 30, 2009	Year ended September 30, 2008	For the period from January 11, 2007 (inception) through September 30, 2007
(Dollar amounts in thousands, except per share data)	Unaudited	Unaudited	Audited	Audited	Audited	Audited
Statement of operations data:
Total investment income			$60,140	$45,119	$39,811	$13,107
Total expenses			28,065	22,400	21,676	6,444
Net investment income			32,075	22,719	18,556	7,304
Net realized and unrealized gain (loss)			(15,539)	13,083	(59,259)	(24,004)
Net increase (decrease) in net assets resulting from operations			16,535	35,802	(40,703)	(16,699)
Per share data:
Net asset value (at period end)			10.69	11.85	10.00	12.83
Net investment income(1)			1.09	1.08	0.88	0.35
Net realized and unrealized gain (loss)(1)			(0.53)	0.62	(2.81)	(1.15)
Net increase (decrease) in net assets resulting from operations(1)			0.56	1.70	(1.93)	(0.80)
Distributions declared(1),(5)			(1.09)	(0.96)	(0.90)	(0.36)
Balance sheet data (at period end):
Total assets			711,494	512,381	419,811	555,008
Total investment portfolio			664,724	469,760	372,148	291,017
Borrowings outstanding			233,641 [4]	175,475 [4]	202,000	10,000
Payable for investments and unfunded investments			74,988	25,821	-	273,339
Total net asset value			386,575	300,580	210,728	270,393
Other data:
Total return(2)			44.79%	30.39%	(38.58)%	(8.29)%
Number of portfolio companies (at period end)(3)			43	42	37	38
Yield on debt portfolio (at period end)(3)			12.7%	11.4%	11.1%	10.1%

(1)	The base management fee waiver was in effect from inception through March 31, 2008. See “Certain Relationships and Transaction” in the accompanying prospectus for more information.
(2)	Based on the weighted average shares outstanding for the respective periods.
(3)
Based on the change in market price per share during the periods and taking into account dividends and distributions, if any, reinvested in accordance with our dividend reinvestment plan. Total return is not annualized for a period less than one year.

(4)	Unaudited.
(5)	At fair value in the case of our credit facility.
(6)	Determined based on taxable income calculated in accordance with income tax regulations which may differ from amounts determined under U.S. generally accepted accounting principles.

Selected Quarterly Data (Unaudited)
(dollar amounts in thousands, except per share data)

	2011
	Q3	Q2	Q1
Total investment income	$22,908	$22,712	$19,979
Net investment income	$13,220	$13,159	$11,171
Net realized and unrealized gain	$(10,901)	$428	$14,351
Net increase in net assets resulting from operations	$2,319	$13,587	$25,522
Earnings per common share	$0.29	$0.32	$0.31
Net asset value per share at the end of the quarter	$11.08	$11.30	$11.14
Market value per share at the end of the quarter	$11.21	$11.92	$12.25

	2010
	Q4	Q3	Q2	Q1
Total investment income	$16,681	$16,335	$13,525	$13,599
Net investment income	$8,957	$8,821	$7,059	$7,238
Net realized and unrealized (loss) gain	$(2,326)	$(4,561)	$(10,090)	$1,438
Net increase (decrease) in net assets resulting from operations	$6,630	$4,260	$(3,031)	$8,676
Earnings per common share	$0.20	$0.13	$(0.11)	$0.34
Net asset value per share at the end of the quarter	$10.69	$10.94	$11.07	$11.86
Market value per share at the end of the quarter	$10.61	$9.55	$10.37	$8.92
	2009
	Q4	Q3	Q2	Q1
Total investment income	$11,847	$10,770	$10,425	$12,077
Net investment income	$6,018	$5,666	$5,267	$5,768
Net realized and unrealized gain (loss)	$20,162	$(6,486)	$36,932	$(37,525)
Net increase (decrease) in net assets resulting from operations	$26,180	$(820)	$42,199	$(31,757)
Earnings per common share	$1.23	$(0.04)	$2.00	$(1.51)
Net asset value per share at the end of the quarter	$11.85	$11.72	$12.00	$10.24
Market value per share at the end of the quarter	$8.11	$7.10	$3.75	$3.61
	2008
	Q4	Q3	Q2	Q1
Total investment income	$11,431	$9,662	$9,714	$9,004
Net investment income	$5,434	$3,941	$4,449	$4,732
Net realized and unrealized gain (loss)	$(16,475)	$11,263	$(37,778)	$(16,269)
Net increase (decrease) in net assets resulting from operations	$(11,041)	$15,204	$(33,329)	$(11,537)
Earnings per common share	$(0.53)	$0.72	$(1.58)	$(0.54)
Net asset value per share at the end of the quarter	$10.00	$10.77	$10.26	$12.07
Market value per share at the end of the quarter	$7.41	$7.21	$8.51	$10.02
		2007
		Q4	Q3	Q2*
Total investment income		$6,909	$5,425	$773
Net investment income		$4,348	$3,208	$(251)
Net realized and unrealized gain (loss)		$(18,870)	$(5,152)	$18
Net (decrease) in net assets resulting from operations		$(14,522)	$(1,944)	$(234)
Earnings per common share		$(0.70)	$(0.09)	$(0.01)
Net asset value per share at the end of the quarter		$12.83	$13.74	$12.08
Market value per share at the end of the quarter		$13.40	$14.04	-	[1]

*	From January 11, 2007 (inception of operations) through March 31, 2007.
(1)	Our common shares began trading on April 19, 2007.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The information contained in this section should be read in conjunction with the selected financial data and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus.
[Insert Management's Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Form 10-Q prior to offering.]
The SEC requires that estimated “Total Annual Expenses” be calculated as a percentage of net assets in the chart on page [__] of this prospectus supplement rather than as a percentage of total assets. Total assets include assets that have been funded with borrowed money (leverage). For reference, the chart below illustrates our estimated “Total Annual Expenses” as a percentage of total assets:
Estimated Annual Expenses (as a Percentage of Average Total Assets)

Base management fees	%(1)
Incentive fees payable under the Investment Management Agreement	%(2)
Interest payments on borrowed funds	%(3)
Other expenses	%(4)

Total annual expenses(5)	%

(1)
The contractual management fee is calculated at an annual rate of 2.00% of our average adjusted gross assets. See “Certain Relationships and Transactions-Investment Management Agreement” for more information.

(2)
The portion of incentive fees paid with respect to net investment income is based on actual amounts incurred during the three months ended                 , 20      , annualized for a full year. Such incentive fees are based on performance, vary from year to year, and are not paid unless our performance exceeds specified thresholds. Incentive fees in respect of net investment income do not include incentive fees in respect of net capital gains. The portion of our incentive fee paid in respect of net capital gains is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Management Agreement, as of the termination date) and equals 20.0% of our realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. As we cannot predict our future net investment income or capital gains, the incentive fee paid in future years, if any, may be substantially different than the fee earned during the three  months ended                 , 20    . See “Certain Relationships and Transactions-Investment Management Agreement” for more information and Note 3 to our consolidated financial statements included in the accompanying prospectus.

(3)
As of                 , 20     , we had $                 million unused borrowing capacity, subject to maintenance of the applicable total assets to debt ratio of 200%, and $                 million in borrowings outstanding under our $300 million credit facility. As of                 , 20    , SBIC LP had a debenture commitment from the SBA in the amount of $                 million, had $                 million outstanding (including $                 million of temporary draws) with a weighted average interest rate of                 %, exclusive of the                 % of upfront fees, and had $                 million remaining unused borrowing capacity subject to customary regulatory requirements. We may use proceeds of an offering of securities under this registration statement to repay outstanding obligations under our credit facility. After completing any such offering, we may continue to borrow under our credit facility or SBIC LP's SBA commitment to finance our investment objectives under the terms of our credit facility and SBA debenture program, respectively. We have estimated the annual interest expense on borrowed funds and caution you that our actual interest expense will depend on prevailing interest rates and our rate of borrowing and may be substantially higher than the estimate provided in this table. See “Risk Factors-Risks Relating To Our Business and Structure-We currently use borrowed funds to make investments and are exposed to the typical risks associated with leverage” for more information.

(4)
“Other expenses” includes our general and administrative expenses, professional fees, directors' fees, insurance costs, expenses of our dividend reinvestment plan and the expenses of the Investment Adviser reimbursable under our Investment Management Agreement and of the Administrator reimbursable under our Administration Agreement. Such expenses are based on actual other expenses for the                  months ended                 , 20   , annualized for a full year. See the Statement of Operations in our consolidated financial statements.

(5)
The table above is intended to assist you in understanding the various costs and expenses that an investor in shares of our common stock will bear as a percentage of our average gross assets as of                 , 20     . However, we caution you that these percentages are estimates and may vary with changes in the market value of our investments, the amount of equity capital raised and used to invest in portfolio companies and changes in the level of expenses as a percentage of our gross assets. We may borrow money to leverage our net assets and increase our total assets and such leverage will affect both the total annual expenses and gross assets used in deriving the ratios in the above table. Thus, any differences in the estimated expenses and the corresponding level of average asset balances will affect the estimated percentages and those differences could be material.

LEGAL MATTERS

Certain legal matters regarding the securities offered by this prospectus supplement will be passed upon for PennantPark Investment Corporation by Dechert LLP, Washington, D.C., and Venable LLP, Baltimore, Maryland. Dechert LLP has from time to time represented the underwriters, PennantPark Investment Corporation and the Investment Adviser on unrelated matters. Certain legal matters in connection with the securities offered hereby will be passed upon for the dealer-manager by                 ,                 ,                 .